UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2010
Citizens First Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-32041 (Commission File Number)	38-3573852 (I.R.S. Employer Identification Number)

525 Water Street, Port Huron, Michigan (Address of principal executive offices)	48060 (Zip Code)
Registrant’s telephone number, including area code: (810) 987-8300
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d—2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On February 24, 2010 CF Bancorp (the “Bank”), a wholly owned subsidiary of Citizens First Bancorp, Inc. (the “Company”) entered into an agreement with the Federal Deposit Insurance Corporation (“FDIC”), its principal federal banking regulator, and the Michigan Office of Financial and Insurance Regulation (“OFIR”) which requires the Bank to take certain measures to improve its safety and soundness.
     In connection with this agreement, the Bank stipulated to the issuance by the FDIC and OFIR of a consent order against the Bank based on certain findings from a recent examination of the Bank concluded in November of 2009 and based upon financial and lending data as of June 30, 2009. A copy of the Consent Order is attached as an exhibit to this Current Report on Form 8-K. In entering into the stipulation and consenting to entry of the Consent Order, the Bank did not concede the findings or admit to any of the assertions therein.
     Among the corrective actions required are for the Bank to attain and maintain, within 90 days of the February 24, 2010 effective date of the Consent Order, a total Tier 1 capital ratio as a percentage of the Bank’s total assets of at least 9%, and a total qualifying capital ratio as a percentage of risk-weighted assets at a minimum of 12%. For purposes of the Consent Order, Tier 1 capital, qualifying total capital, total assets, and risk-weighted assets shall be calculated in accordance with Part 325 of the FDIC Rules and Regulations, 12 C.F.R Part 325.
Under the Consent Order, the Bank agreed, among other things, to the following:
(i) have and retain qualified management,

(ii) increase the participation of the board of directors in the affairs of the Bank,

(iii) improve the Bank’s capital position,

(iv) seek to sell or merge the Bank into another insured financial institution,

(v) implement restrictions on lending activity,

(vi) reduce the Bank’s classified assets,

(vii) maintain liquidity ratios,

(viii) refrain from the payment of any dividends without the approval of the FDIC and OFIR,

(ix) improve management practices to assure that its allowance for loan losses is maintained at an appropriate level,

(x) adopt and implement a profit plan and budget,

(xi) develop and implement a strategic plan,

(xi) adopt and implement a plan to manage concentrations of credit,

(xiii) adopt and implement adequate internal controls for the operations of the Bank,

(xiv) correct certain violations of law,

(xv) comply with the Interagency Policy Statement on Internal Audit Function and its Outsourcing, and
(xvi) have procedures for managing the Bank’s interest rate risk that are consistent with the Joint Agency Statement of Policy on Interest Rate Risk and the Joint Supervisory Statement on Investment Securities and End-user Derivative Securities.
     In addition the Consent Order restricts the Bank from taking certain actions without the consent of the FDIC and the OFIR, including paying cash dividends, and from extending additional credit to certain types of borrowers.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 25, 2010, the Registrant’s Board of Directors made a preliminary appointment of Matthew Kirst, age 47 to the position of Interim Chief Operating Officer of the Registrant. The effective date of this appointment is subject to approval by the FDIC. Mr. Kirst currently serves as a Director of QORVAL, LLC, a Naples, Florida headquartered business advisory firm which has been retained by the Registrant to assist in the assessment of its management processes, the execution of its capital restoration plan, and provide other management services. Upon approval by the FDIC, Mr. Kirst will perform the executive functions of chief operating officer in his capacity as a consultant employed by QORVAL, LLC and will not be employed directly by the Registrant. The services of Mr. Kirst will be billed to the Registrant in accordance with the terms of the Letter of Engagement executed by and between the Registrant and QORVAL, LLC on December 23, 2009, as amended or supplemented from time to time.
     In his capacity as a Director of QORVAL, LLC, Mr. Kirst has over two decades of experience evaluating, structuring, and executing debt and equity investments with both U.S. and European financial institutions. Specializing in origination, analysis, structuring, portfolio management, documentation, and syndication of private equity sponsored and highly leveraged loans in a wide range of industries and countries, Mr. Kirst has been responsible for the identification and integration of a major investment banking business to a large middle market commercial finance company. He has built and managed financial services businesses specializing in equity and debt instruments.
     Since the beginning of the Registrant’s last fiscal year, neither Mr. Kirst nor any member of his immediate family have been customers of, or have had transactions with, the Registrant or any of its affiliated subsidiaries which would be reportable under Item 404(a) of SEC Regulation S-K.
Item 7.01 Regulation FD Disclosure
See description in Item 1.01 above incorporated herein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Consent Order by and among CF Bancorp, the Federal Deposit Insurance Corporation and the State of Michigan Office of Financial and Insurance Regulation
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2010		Citizens First Bancorp, Inc.
/s/ Marshall J. Campbell

	By:	Marshall J. Campbell
Chairman, President and Chief Executive Officer